UNITED STATES
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SCHEDULE 14A

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AETRIUM INCORPORATED
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Press Release Issued by Aetrium Incorporated on November 20, 2012

FOR IMMEDIATE RELEASE:	November 20, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Leading Independent Proxy Advisory Firm ISS Joins Glass Lewis in Recommending Against the Eberwein Group’s Efforts to Gain Control of Aetrium Incorporated

Aetrium Calls on Eberwein Group to Settle the Proxy Contest for the
Benefit of All Shareholders

St. Paul, Minn (11/20/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced that Institutional Shareholder Services ("ISS") recommends Aetrium shareholders reject the attempt of a group of shareholder activists spearheaded by Jeffrey Eberwein to take control of the company.  Both ISS and Glass Lewis, the nation’s two leading independent proxy advisory firms, recommend that shareholders reject the Eberwein group’s attempt to replace the current Board of Directors of Aetrium.  While the Company is disappointed that ISS recommended replacing two current directors with two dissident nominees, it is not surprised. Aetrium has made several offers to settle this unnecessary proxy contest that would result in a greater number of dissident directors on the Board than even ISS recommends and would have avoided extensive costs to shareholders.

Although ISS recommended electing the Eberwein group to a minority position on the Board, they also noted the potential risk to Aetrium shareholders should the Eberwein group take control of the Board:

“…the dissidents have not provided shareholders with a thorough, detailed plan to offset the higher risk of unintended consequences that accompanies a change in control.”*

Aetrium continues to believe that the current difficult industry conditions require appropriate, timely and decisive actions for the company to take advantage of opportunities that present themselves in order to improve upon the company’s position as these conditions persist and align the company to take best advantage of improving conditions as they arise.  This is not the time to turn control of the company over to a dissident shareholder group that lacks both experience and a credible plan for going forward.

In response to the ISS report, CEO Joseph Levesque said:

“We are pleased that both ISS and Glass Lewis have recognized that voting to allow the Eberwein group’s nominees to control the Aetrium Board is not in the best interests of our shareholders. As we have noted, we believe including representatives of the Eberwein group on our Board offers the opportunity for new perspectives and ideas and enhancement of shareholder value that they may bring. To give us room to find a mutually acceptable solution for giving the Eberwein group a voice on our Board, we ask that you reject the Eberwein group’s proposals. Their proposals to control the Aetrium Board have been rejected by the two most respected shareholder advisory groups. We believe that rejecting the Eberwein proposals is the best way to assure a solution to this issue that takes advantage of the critical experience and knowledge of your Board as well as the potential of new perspectives.”

The company strongly disagrees with the ISS recommendation to support the dissidents’ bylaw amendment proposal and urges our shareholders to vote against this proposal.  The bylaw amendment proposal is designed to facilitate the dissidents’ attempt to take control of Aetrium.  The company questions ISS’ logic of recommending against a change of control of the Board and then supporting a proposal designed to make it easier for the dissidents to accomplish that very objective.

The Aetrium Board strongly recommends that all shareholders protect the value of their investment by voting the white proxy card against the bylaw amendment proposal, against removal of your Board and withhold on each of the Eberwein group’s nominees.  Aetrium strongly encourages shareholders to not vote any green proxy card sent to you by the Eberwein group.

Shareholders who have questions about how to vote their shares, or need additional assistance, should contact Morrow & Co., LLC, which is assisting Aetrium in connection with the Special Meeting, at 800-662-5200.

IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND

The company and certain of its directors and executive officers are soliciting proxies in connection with the special meeting. The company filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on November 16, 2012.  The Proxy Statement contains information regarding the direct and indirect interests of these solicitors in the company.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY SUPPLEMENTS AND OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE.  THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SPECIAL MEETING.  We mailed the Proxy Statement to investors on November 16, 2012.  The Proxy Statement is available free of charge at the SEC’s website at www.sec.gov and at www.proxyvote.com.

*Permission to use quotation was neither sought nor obtained